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CIGNA CORPORATION                                                    EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
(Dollars in millions, except per share amounts)

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                                                              THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                    JUNE 30,                            JUNE 30,
                                                            1995             1994               1995                1994
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
Primary Earnings Per Share

NET INCOME AVAILABLE TO
   COMMON SHARES                                      $          205   $          135     $         495      $            249
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WEIGHTED AVERAGE SHARES:
    Common shares                                         72,459,254       72,286,013        72,385,231            72,196,784
    Common share equivalents applicable
        to stock options                                     156,283          111,754           143,414               102,271
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            Total                                         72,615,537       72,397,767        72,528,645            72,299,055
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PRIMARY EARNINGS PER SHARE                            $         2.82   $         1.86     $        6.82      $           3.44
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Fully Diluted Earnings Per Share

NET INCOME AVAILABLE TO
   COMMON SHARES:
   Net income                                         $          205   $          135     $         495      $            249
    Adjusted for:
        Interest expense (net of tax) on
            convertible debentures                                 4                4                 7                     7
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Net income available to common shares                 $          209   $          139     $         502      $            256
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WEIGHTED AVERAGE SHARES:
    Common shares                                         72,459,254       72,286,013        72,385,231            72,196,784
    Common share equivalents applicable
        to stock options                                     240,331          178,301           211,660               135,544
    Assumed conversion of convertible debentures           3,625,956        3,626,102         3,625,956             3,626,102
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    Total                                                 76,325,541       76,090,416        76,222,847            75,958,430
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 FULLY DILUTED EARNINGS PER SHARE                     $         2.74   $         1.83     $        6.59      $           3.37
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